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                                                                    EXHIBIT 23.2

The Board of Directors
Integrated Systems Consulting Group, Inc.:


We consent to the use of our report dated January 23, 1998, except as to note 14, which is as of February 27, 1998, relating to the consolidated balance sheets of Integrated Systems Consulting Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which report is included in Amendment No. 4 to Form S-4 of First Consulting Group, Inc. and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.


KPMG PEAT MARWICK LLP

/s/ KPMG PEAT MARWICK LLP
Philadelphia, Pennsylvania


November 16, 1998